Exhibit 99.1
P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Duncan Energy Partners Reports Increased
Results for Second Quarter 2009

Houston, Texas (July 27, 2009) – Duncan Energy Partners L.P. (NYSE: DEP) today announced its financial and operating results for the three and six months ended June 30, 2009 and 2008.  The partnership reported a 74 percent increase in net income attributable to Duncan Energy Partners of $23.2 million, or $0.40 per common unit on a fully diluted basis, for the second quarter of 2009 compared to $13.3 million, or $0.32 per common unit on a fully diluted basis, for the second quarter of 2008.   The allocation of $15.3 million of earnings from the interests in the midstream businesses which DEP acquired from Enterprise Products Partners L.P. (“Enterprise”) in December 2008 (the “DEP II Midstream Businesses”) was the primary reason for the quarter-to-quarter increase in net income attributable to Duncan Energy Partners.

The partnership’s share of the distributable cash flow of its operating subsidiaries increased to $32.3 million for the second quarter of 2009 from $10.8 million for the second quarter of 2008. The $21.5 million increase in distributable cash flow is attributable to its share of the distributable cash flow of the DEP II Midstream Businesses, which was $21.6 million for the second quarter of 2009.    Based on the partnership’s current level of ownership in the DEP II Midstream Businesses, Duncan Energy Partners expects to receive at least $21.6 million from these businesses each quarter.  The $21.6 million of distributable cash flow from the DEP II Midstream Businesses with respect to the second quarter of 2009 represents the second consecutive full quarter that the partnership has received this level of distribution.

On July 15, 2009, the Board of Directors of Duncan Energy Partners’ general partner declared an increase in the quarterly cash distribution rate payable to partners with respect to the second quarter of 2009 to $0.435 per common unit, or $1.74 per unit on an annualized basis.  This represents a 3.6 percent increase over the $0.42 per unit that was paid with respect to the second quarter of 2008.  Distributable cash flow for the second quarter of 2009 provides 1.3 times coverage of the cash distribution to be paid to our common unitholders on August 7, 2009.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable U.S. GAAP financial measure, which is net cash flows provided by operating activities.

“We are pleased and excited to be able to achieve such, strong financial results for the second quarter of 2009, particularly in these unsettling times,” said Richard H. Bachmann, president and chief executive officer of the general partner of Duncan Energy Partners. “We were not only able to raise our quarterly cash distribution rate for the third consecutive quarter, but our distributable cash flow for the quarter provided solid coverage of the increased cash distributions,” “Our priority return in the cash flows of the DEP II Midstream Business, together with our share of the cash flows of the midstream businesses acquired by the partnership from Enterprise in February 2007, provides our partnership with a solid base of free cash flow to invest in growth capital projects that enhance our current group of businesses, reduce debt and support future increases in quarterly cash distribution payments to our partners.”

Review of Segment Quarterly Performance

Since Duncan Energy Partners consolidates the financial results of its operating subsidiaries, the following discussion of segment results reports gross operating margin and volumes on a 100 percent basis, even though the partnership owns less than 100 percent of these businesses. Gross operating margin is a non-GAAP financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, which is operating income.

Natural Gas Pipelines & Services – Gross operating margin for the second quarter of 2009 was $30.2 million compared to $43.9 million for the second quarter of 2008.  This decrease was primarily attributable to lower revenues from condensate sales and higher pipeline integrity expenses on the Texas Intrastate System and lower gross operating margin from the Acadian system, which more than offset an increase in transportation and demand revenues on the Texas Intrastate System.  Gross operating margin from the partnership’s Wilson natural gas storage facility increased $2.2 million due to increased firm storage reservation fees.

Total natural gas throughput volumes averaged 4.74 trillion British thermal units per day (“TBtus/d”) in the second quarter of 2009 compared to 4.73 TBtus/d in the second quarter of 2008.

NGL Pipelines & Services – Gross operating margin for the second quarter of 2009 increased to $24.2 million from $14.8 million for the second quarter of 2008.  Net of operational measurement gains and losses associated with the partnership’s Mont Belvieu NGL and petrochemical storage facility that are allocated to Enterprise through noncontrolling interest, gross operating margin increased 24 percent to $25.5 million for the second quarter of 2009 compared to $20.5 million for the second quarter of 2008.  This improvement in gross operating margin was primarily due to higher storage revenues attributable to an increase in storage fees and volumes, a decrease in fuel costs at the partnership’s facilities in Mont Belvieu and south Texas and lower maintenance expenses from the partnership’s south Texas NGL fractionators.

NGL transportation volumes decreased to 106 thousand barrels per day (“MBPD”) in the second quarter of 2009 from 127 MBPD in the second quarter of 2008.  NGL fractionation volumes also decreased this quarter to 77 MBPD during the second quarter of 2009 from 80 MBPD in the second quarter of 2008.

Petrochemical Services – Gross operating margin for the second quarter of 2009 decreased to $2.6 million from $3.4 million reported in the second quarter of 2008, primarily due to reduced transportation volumes on the Lou-Tex propylene pipeline.  Total petrochemical transportation volumes averaged 28 MBPD for the second quarter of 2009 versus 41 MBPD for the second quarter of 2008.

Capitalization

Total debt principal outstanding at June 30, 2009 was approximately $467 million. At June 30, 2009 Duncan Energy Partners had total liquidity of approximately $131 million, including unrestricted cash and availability under the partnership’s $300 million revolving credit facility.

In June 2009, Duncan Energy Partners completed a common unit offering of 8,000,000 units that generated net proceeds of approximately $123 million after underwriting discounts and other expenses. In July 2009, the underwriters to this offering exercised their option to purchase an additional 943,400 common units, which generated an additional $14.5 million of net proceeds. The total net proceeds of approximately   $137 million were used to repurchase 8,943,400 common units of Duncan Energy Partners held by Enterprise.  The repurchased common units were subsequently cancelled.

Basis of Presentation of Financial Information

In February 2007, Duncan Energy Partners acquired controlling ownership interests in five midstream energy companies (the “DEP I Midstream Businesses”) from Enterprise in a drop down transaction.  In December 2008, Duncan Energy Partners acquired controlling ownership interests in three additional midstream energy companies (the “DEP II Midstream Businesses”) from Enterprise in a second drop down transaction.  Duncan Energy Partners and Enterprise are affiliates under common control of Mr. Dan L. Duncan, the Group Co-Chairman and controlling shareholder of EPCO, Inc.

Prior to the drop down of controlling ownership interests in the DEP I and DEP II Midstream Businesses to Duncan Energy Partners, Enterprise owned these businesses and directed their respective activities for all periods presented (to the extent such businesses were in existence during such periods).  Each of the drop down transactions was accounted for at Enterprise’s historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests.  On a standalone basis, Duncan Energy Partners did not own any assets prior to February 2007.

References to the “former owners” of the DEP I and DEP II Midstream Businesses in the accompanying financial statements represent the ownership of Enterprise in these businesses prior to the related drop down transactions.  References to “Duncan Energy Partners” mean the partnership and its consolidated subsidiaries since February 2007.

Exhibit B to this press release provides supplemental financial information to assist investors and other users of our financial statements in understanding the principal sources and uses of cash flows of Duncan Energy Partners L.P., which for purposes of the presentation includes DEP Operating Partnership L.P., on a standalone basis.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of gross operating margin and distributable cash flow.  The exhibits accompanying this press release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the profitability of our consolidated operations.  This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as consolidated operating income before (1) depreciation, amortization and accretion expense; (2) gains and losses from asset sales and related transactions; and (3) general and administrative expenses.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, extraordinary charges, the cumulative effect of changes in accounting principles and earnings attributable to noncontrolling interest.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of any intersegment and intrasegment transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.

Distributable cash flow.  The partnership’s distributable cash flow is a useful non-GAAP measure of liquidity that approximates the amount of cash flow that Duncan Energy Partners could pay its unitholders each period before any reserves established by its general partner.  We define the partnership’s distributable cash flow as the sum of its share of the distributable cash flow of each of the DEP I and DEP II Midstream Businesses, less any incremental expenses of the partnership on a standalone basis such as interest expense and general and administrative costs. In general, we define the distributable cash flow of our operating subsidiaries as their net income or loss adjusted for (1) the addition of depreciation, amortization and accretion expense; (2) the addition of cash distributions received from unconsolidated affiliates, if any, less equity earnings; (3) the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations; (4) the addition of losses or subtraction of gains relating to the sale of assets and related transactions; (5) the addition of cash proceeds from the sale of assets and related transactions; (6) the addition of losses or subtraction of gains on the monetization of financial instruments recorded in accumulated other comprehensive income (loss), if any, less related amortization of such amounts to earnings; (7) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period; and (8) the subtraction of any distributable cash flow amounts due Enterprise as non-controlling interest or any former owners.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.   Using this data, management computes our distribution coverage ratio.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield, which is based on the amount of cash distributions a partnership pays to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Second Quarter 2009 Earnings Conference Call

Management for Duncan Energy Partners will discuss second quarter results during Enterprise’s earnings conference call with analysts and investors scheduled for 10 a.m. CDT today.  The call will be broadcast live over the Internet and may be accessed by visiting the partnership's website at www.deplp.com.

Company Information and Use of Forward Looking Statements

Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to NGL fractionation (or separation), transportation and storage and petrochemical transportation and storage.  Duncan Energy Partners owns interests in assets located primarily in Texas and Louisiana, including interests in approximately 9,200 miles of natural gas pipelines with a transportation capacity aggregating approximately 6.8 billion cubic feet (“Bcf”) per day; more than 1,600 miles of NGL and petrochemical pipelines featuring access to the world’s largest fractionation complex at Mont Belvieu, Texas; two NGL fractionation facilities located in south Texas; approximately 18 million barrels (“MMBbls”) of leased NGL storage capacity; 8.5 Bcf of leased natural gas storage capacity; and 34 underground salt dome caverns with more than 100 MMBbls of NGL storage capacity at Mont Belvieu.  Duncan Energy Partners is managed by its general partner, DEP Holdings, LLC, which is a wholly-owned subsidiary of Enterprise.  Additional information about Duncan Energy Partners is available online.

This news release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations and factors discussed in the partnership’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812, www.deplp.com
Rick Rainey, Media Relations, (713) 381-3635
###

Exhibit A
Duncan Energy Partners L.P.
Distributable Cash Flow (“DCF”) Summary - UNAUDITED
For the Three Months and Six Months Ended June 30, 2009 and 2008
(Amounts in millions, except per unit amounts)

The following table presents Duncan Energy Partners’ share of the distributable cash flow of the DEP I and DEP II Midstream Businesses.  The line captioned “Duncan Energy Partners L.P. standalone expenses, net” primarily represents the interest costs and general and administrative expenses of the partnership itself, exclusive of any such amounts attributed to its operating subsidiaries (i.e., the DEP I and DEP II Midstream Businesses).

We calculate the distribution coverage ratio by dividing “Distributable cash flow, net to limited partners” by the number of average distribution-bearing units outstanding, and further by the declared distribution rate per unit for the period indicated.

	Three Months				Six Months
	Ended June 30,				Ended June 30,
	2009		2008		2009		2008
Distributable Cash Flow Summary:

DCF of DEP I Midstream Businesses	$13.0		$14.1		$24.9		$26.2
DCF of DEP II Midstream Businesses	21.6		--		43.3		--
Duncan Energy Partners L.P. standalone expenses, net	(2.3)		(3.3)		(6.4)		(6.5)
Total Duncan Energy Partners L.P. distributable cash flow	32.3		10.8		61.8		19.7
Less: Distributions to our general partner	(0.2)		(0.2)		(0.4)		(0.4)
Distributable cash flow, net to limited partners	$32.1		$10.6		$61.4		$19.3

Average distribution-bearing units outstanding (in millions)	57.7		20.3		57.7		20.3

Distributable cash flow coverage:
Declared distribution rate per unit	$0.44		$0.42		$0.87		$0.83
Distribution coverage ratio	1.28	x	1.25	x	1.23	x	1.14	x

Exhibit B
Duncan Energy Partners L.P.
Supplemental Standalone Financial Information - UNAUDITED
For the Periods Indicated
(Amounts in millions)

We are providing the following selected financial information to assist investors and other users of our financial statements in understanding the principal sources and uses of cash flows of Duncan Energy Partners L.P., which includes DEP Operating Partnership L.P. (“DEP OLP”), on a standalone basis.   Duncan Energy Partners L.P. has no operations apart from its investing activities and indirectly overseeing the management of the DEP I and DEP II Midstream Businesses.

For purposes of this presentation, we have listed amounts pertaining to the DEP I Midstream Businesses apart from those of the DEP II Midstream Businesses.  This information is not recast to include amounts attributable to the former owners of the DEP II Midstream Businesses.   Furthermore, amounts presented for the DEP II Midstream Businesses for fiscal 2008 represent the period from December 8, 2008 to December 31, 2008.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Selected income statement information:
Equity earnings - DEP I Midstream Businesses	$11.4	$10.0	$19.8	$19.3
Equity earnings - DEP II Midstream Businesses	$15.3	$--	$30.7	$--
General and administrative costs	$0.1	$0.7	$0.2	$1.2
Interest expense	$3.4	$2.7	$7.2	$5.5
Net income attributable to Duncan Energy Partners L.P.	$23.2	$6.6	$43.1	$12.6
Selected cash flow statement information:
Cash distributions received from DEP I Midstream Businesses	$10.1	$16.5	$27.6	$56.3
Cash distributions received from DEP II Midstream Businesses	$21.6	$--	$38.8	$--
Investments in and advances to DEP I Midstream Businesses:
Payment to Enteprise for DEP I dropdown	$--	$--	$--	$--
Post-DEP I dropdown transactions	$--	$11.6	$1.8	$40.6
Investments in and advances to DEP II Midstream Businesses:
Payment to Enterprise for DEP II dropdown	$--	$--	$--	$--
Post-DEP II dropdown transactions	$--	$--	$--	$--
Proceeds from the issuance of common units:
Amounts received in connection with June 2009 equity offering	$123.2	$--	$123.2	$--
Repurchase of common units from EPO (1)	$122.9	$--	$122.9	$--
Cash distributions to partners	$25.0	$8.5	$38.1	$17.0
Net borrowings (repayments) under loan agreements	$(3.5)	$20.0	$(17.5)	$8.0
Selected balance sheet information at each period end:
Investment in DEP I Midstream Businesses	$506.7	$518.8	$506.7	$518.8
Investment in DEP II Midstream Businesses	$723.5	$--	$723.5	$--
Long-term debt	$466.8	$208.0	$466.8	$208.0
Partners’ equity	$761.9	$310.2	$761.9	$310.2
_______________________
(1)
The partnership used initial net proceeds from its June 2009 underwritten offering to repurchase 8,000,000 common units owned by Enterprise at the same net price after deducting underwriting discounts and commissions.  The repurchased units were subsequently cancelled.  These amounts do not reflect the $14.5 million of net proceeds received in July 2009 due to the underwriters exercising their option to acquire an additional 943,400 common units in connection with the offering.

Exhibit C
Duncan Energy Partners L.P.
Statements of Consolidated Operations – UNAUDITED
For the Three and Six Months Ended June 30, 2009 and 2008
(Dollars in millions, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$226.7	$478.8	$483.5	$842.4
Costs and expenses:
Operating costs and expenses	215.5	458.7	454.9	796.2
General and administrative costs	2.8	4.5	5.6	9.7
Total costs and expenses	218.3	463.2	460.5	805.9
Equity in income of Evangeline	0.3	0.2	0.5	0.4
Operating income	8.7	15.8	23.5	36.9
Other income (expense):
Interest expense	(3.4)	(2.7)	(7.2)	(5.5)
Interest income	--	0.2	0.1	0.3
Total other expense	(3.4)	(2.5)	(7.1)	(5.2)
Income before provision for income taxes	5.3	13.3	16.4	31.7
Provision for income taxes	(0.8)	(0.6)	(0.9)	(0.1)
Net income	4.5	12.7	15.5	31.6
Net loss (income) attributable to noncontrolling interest:
DEP I Midstream Businesses - Parent	(3.0)	0.6	(4.6)	(5.0)
DEP II Midstream Businesses - Parent	21.7	--	32.2	--
Total net loss (income) attributable to noncontrolling interest	18.7	0.6	27.6	(5.0)
Net income attributable to Duncan Energy Partners L.P.	$23.2	$13.3	$43.1	$26.6

Allocation of net income attributable to Duncan Energy Partners L.P.:
Duncan Energy Partners L.P.:
Limited partners	$23.0	$6.5	$42.8	$12.4
General partner	$0.2	$0.1	$0.3	$0.2
Former owner of DEP II Midstream Businesses		$6.7		$14.0

Per unit data (fully diluted):
Net income per unit	$0.40	$0.32	$0.74	$0.61
Average LP units outstanding (in millions)	57.7	20.3	57.7	20.3

Other financial data:
Net cash flows provided by operating activities	$62.6	$28.3	$82.4	$69.2
Cash used in investing activities	$108.2	$188.9	$223.2	$425.3
Cash provided by financing activities	$40.2	$159.9	$144.2	$367.3
Distributable cash flow (see Exhibit A)	$32.3	$10.8	$61.8	$19.7
Depreciation, amortization and accretion (100% basis)	$46.2	$42.4	$91.2	$82.6
Total debt principal outstanding at end of period	$466.8	$208.0	$466.8	$208.0

Exhibit D
Duncan Energy Partners L.P.
Selected Financial & Operating Data - UNAUDITED
For the Three and Six Months Ended June 30, 2009 and 2008
 (Dollars in millions, operating data as noted)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Gross operating margin by segment:
Natural Gas Pipelines & Services	$30.2	$43.9	$69.0	$84.7
NGL Pipelines & Services	24.2	14.8	45.0	37.5
Petrochemical Services	2.6	3.4	5.1	6.3
Total gross operating margin	57.0	62.1	119.1	128.5
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(45.7)	(42.3)	(90.3)	(82.4)
Gain from asset sales and related transactions	0.2	0.5	0.3	0.5
General and administrative costs	(2.8)	(4.5)	(5.6)	(9.7)
Operating income	$8.7	$15.8	$23.5	$36.9

Selected operating data:
Natural Gas Pipelines & Services, net:
Natural gas throughput volumes (BBtus/d)	4,744	4,731	4,772	4,621
NGL Pipelines & Services:
Pipeline throughput volumes (MBPD)	106	127	111	132
Fractionation volumes (MBPD)	77	80	78	81
Petrochemical Services:
Petrochemical throughput volumes (MBPD)	28	41	25	40

Calculation of net loss (income) attributable to noncontrolling interest:
DEP I Midstream Businesses - Parent:
Mont Belvieu Caverns	$(0.7)	$4.3	$(0.4)	$1.9
Acadian Gas	(0.8)	(1.7)	(1.0)	(2.9)
Lou-Tex Propylene	(0.5)	(0.8)	(0.8)	(1.4)
Sabine Propylene	(0.1)	(0.1)	(0.4)	(0.2)
South Texas NGL	(0.9)	(1.1)	(2.0)	(2.4)
Total DEP I Midstream Businesses - Parent	$(3.0)	$0.6	$(4.6)	$(5.0)
DEP II Midstream Businesses - Parent:
Enterprise Texas	$16.8	$--	$23.3	$--
Enterprise GC	3.2	--	5.5	--
Enterprise Intrastate	1.7	--	3.4	--
Total DEP II Midstream Businesses - Parent	$21.7	$--	$32.2	$--
Total net loss (income) attributable to noncontrolling interest	$18.7	$0.6	$27.6	$(5.0)

 Exhibit E
Duncan Energy Partners L.P.
Reconciliation of DCF to Net Cash Flows Provided by Operating Activities - UNAUDITED
For the Three and Six Months Ended June 30, 2009 and 2008
(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Total Duncan Energy Partners L.P. distributable cash flow	$32.3	$10.8	$61.8	$19.7
Adjustments to distributable cash flow to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Proceeds from asset sales and related transactions	(0.3)	(0.4)	(0.4)	(0.4)
Sustaining capital expenditures:
DEP I Midstream Businesses	4.8	2.5	7.3	5.8
DEP II Midstream Businesses	7.9	13.3	15.8	19.2
Other sustaining capital expenditures	--	--	0.1	--
Noncontrolling interest share of distributable cash flow:
DEP I Midstream Businesses - Parent	5.5	1.6	10.2	8.7
DEP II Midstream Businesses - Parent	--	--	10.9	--
Distributable cash flow of DEP II Midstream Businesses allocated to EPO
(as former owner) for periods prior to December 8, 2008	--	26.9	--	55.3
Cash expenditures for asset abandonment activities	--	0.1	--	4.7
Accrued repair costs related to Hurricanes Ike and Gustav:
Accrued property damage repair costs related to Hurricanes Gustav and Ike	--	--	(0.4)	--
Cash paid for Hurricanes Gustav and Ike repairs	0.4	--	0.7	--
Net effect of changes in operating accounts	12.0	(26.5)	(23.6)	(43.8)
Net cash flows provided by operating activities	$62.6	$28.3	$82.4	$69.2